For period ending March 31, 2007

File number 811-7528


										EXHIBIT 77O


				FORM 10f-3
	Registered Domestic Securities and Government Securities


Fund:	 Insured Municipal Income Fund Inc.________________ _______________

Name of Adviser or Sub-Adviser UBS Global Asset Management

1.	Issuer:    University of Puerto Rico University System Revenue Bonds

2.	Date of Purchase: December 1, 2006   3. Date offering commenced:
	November 29, 2006
4.	Underwriter(s) from whom purchased: Lehman Brothers

5.	Affiliated Underwriter managing or participating in syndicate: UBS

6.	Aggregate principal amount or number of shares purchased:
	17,625,000

7.	Aggregate principal amount or total number of shares of offering:
	564,000,000

8.	Purchase price per unit or share (net of fees and expenses):
	106.920

9.	Initial public offering price per unit or share:  106.920

10.	Commission, spread or profit:  	%	$5.00

11.	Have the following conditions been satisfied?		YES	NO

	a.  The securities are part of an issue registered
	    under the Securities Act of 1933 that is being
	    offered to the public, or is part of an issue
	    of government securities (as defined in section
	    2(a)(16) of the 1940 Act).	      			__X___	_______

	b.  The securities were purchased prior to the end
	    of the first day on which any sales are made (of,
	    if a rights offering, the securities were
	    purchased on or before the fourth day preceding
	    the day on which the offering terminated).		___X___	_______

	c.  The securities were purchased at a price not more
	    than the price paid by each purchaser in the
	    offering.						___X___	_______

	d.  The underwriting was a firm commitment underwriting.___X___	_______

	e.  The commission, spread or profit was reasonable
	    and fair in relation
	    to that being received by others for underwriting
	    similar securities
	    during the same period.				___X___	_______

	f.  The issuer of the securities and any predecessor
	    has been in continuous operation for not less than
	    three years.					___X___	_______

	g.  The amount of such securities purchased by the
	    Fund and all other accounts over which the Adviser
	    (or Sub-Adviser, if applicable) exercises investment
	    discretion did not exceed 25% of the principal
	    amount of the offering.				___X___	_______

	h.  No Affiliated Underwriter was a direct or indirect
	    participant in or beneficiary of the sale.		___X___	_______

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated Underwriter is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.

Approved:  /s/Kevin McIntyre			Date:	January 12, 2007